Exhibit 5.1

[WILLIAMS MULLEN LETTERHEAD]

November 19, 2009

The Board of Directors
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, NC  27104-3521

Re:	Form S-8 Registration Statement
Southern Community Bank 401(k) Retirement Plan

Ladies and Gentlemen:

We have acted as counsel to Southern Community Financial Corporation, a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed promptly with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Southern Community Bank 401(k) Retirement Plan (the “Plan”) pursuant to which 50,000 shares of common stock, no par value, of the Company (the “Shares”) will be offered.  As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and such other documents and have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.

On the basis of the foregoing, it is our opinion that the Shares which constitute original issuance securities, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable shares of common stock of the Company under the laws of the State of North Carolina.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm as counsel to the Company in the Registration Statement.  Subject to the foregoing sentence, this opinion is given as of the date hereof and may not be circulated, quoted or otherwise referred to for any purpose without our prior written consent.  We assume no obligation to advise you of changes that may hereafter be brought to our attention.

    Sincerely,

    /s/ Williams Mullen